Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Contact:

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

Intrusion Inc. Executes $700,000 Loan Agreement

 Richardson, Texas—January 30, 2008—Intrusion Inc. (OTCBB: INTZ), today entered into a revolving promissory note to borrow up to $700,000 from G. Ward Paxton, the Company’s Chairman, President and Chief Executive Officer.

Under the terms of the note, the Company may borrow, repay and reborrow on the loan as needed up to an outstanding principal amount of $700,000 at any date.  Amounts the Company borrows under the note accrue interest at a floating rate per annum equal to the announced prime rate of Silicon Valley Bank plus 1% and are unsecured.  All outstanding principal and accrued but unpaid interest are due on December 31, 2008.

The Company intends to use the proceeds from the loan for general working capital purposes, including ongoing operating expenses and trade payables.

About Intrusion Inc.

Intrusion Inc. is a global provider of data leak prevention, regulated information compliance, entity identification systems, and network intrusion prevention and detection solutions.  Intrusion’s product families include the Compliance Commander™ for data leak prevention and regulated information compliance, TraceCop identification and location system, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, includes forward-looking statements regarding future events or the future financial performance of the Company including statements as to the intended use of loan proceeds.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are often identified by the use of the terms and phrases such as “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases.  Although the Company believes that the expectations reflected in these forward looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  You should not place undue reliance on these forward looking statements, which speak only as of the date of this press release.